EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222773 on Form S-3 and Nos. 333-220002, 333-212267, 333-207325, and 333-170710 on Form S-8 of our reports dated June 14, 2018, relating to the consolidated financial statements of Flex Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Flex Ltd. for the year ended March 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 20, 2018